EXHIBIT 99.1

Monsanto Company 800 North Lindbergh Blvd St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Bryan Hurley (314-694-8387) Investors: Scarlett Lee Foster (314-694-8148)

MONSANTO COMPANY REPORTS SECOND-QUARTER 2005 RESULTS

St. Louis – April 6, 2005

				Six	Six
Financial Summary	Second	Second	%	Months	Months	%
($ in millions, except per share)	Quarter 2005	Quarter 2004	Change	2005	2004	Change

Net Sales	$1,909	$1,498	27%	$2,985	$2,521	18%

Net Income	$373	$154	142%	$333	$57	484%

Diluted Earnings per Share	$1.37	$0.57	140%	$1.23	$0.21	486%

•	Second-quarter sales increased 27 percent, primarily because of higher corn and soybean trait revenues in the United States, increased corn seed sales in the United States and the Europe-Africa region, and higher revenues for Roundup and other glyphosate-based herbicides in all major world areas. Similarly, sales for the first half of fiscal year 2005 increased 18 percent, benefiting from strong trait revenues, seed sales, and overall Roundup and other glyphosate-based herbicide revenues.

•	Reported net income for the quarter was $373 million, which includes after-tax restructuring charges of $6 million and income on discontinued operations of $2 million associated with the planned sale of the environmental technologies businesses. For the first half of 2005, reported net income was $333 million, including a pre-tax charge of $284 million ($181 million aftertax) to establish a reserve associated with the Solutia Inc. bankruptcy proceedings, a tax benefit of $106 million ($86 million in discontinued operations and $20 million in continuing operations) as a result of the loss incurred on the European wheat and barley business, $7 million in after-tax restructuring charges, and income on discontinued operations of $2 million.

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:

“The second quarter is the most important single quarter in our fiscal year. We believe the strong results this quarter, and so far this year, emphasize both the value of our leadership position in the seeds and traits market, and the continued opportunity we see as the momentum in our seeds and traits business helps propel our overall business growth.”

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Second-Quarter and First-Half 2005 Performance Summary:

Net sales increased 27 percent to $1.9 billion in the second quarter primarily because of higher corn and soybean trait revenues in the United States, increased corn seed sales in the United States and the Europe-Africa region, and higher revenues for Roundup and other glyphosate-based herbicides in all major world areas. For the quarter, sales in the Seeds and Genomics segment increased by 35 percent on the strength of increased seed and trait sales. There was also a 17 percent improvement in sales in the Agricultural Productivity segment, as sales of branded Roundup herbicides and other glyphosate-based herbicides increased.

For the first half of 2005, net sales approached $3 billion, an 18 percent improvement compared with net sales in the same period last year. The drivers for the first-half sales included increases in U.S. corn and soybean trait revenues, and increased corn seed sales in the United States and the Europe-Africa region. Additionally, sales of Roundup and other glyphosate-based herbicides outside the United States were higher for the first half of 2005, particularly in Brazil and Europe.

Net income and earnings per share: Monsanto recorded second-quarter fiscal year 2005 net income of $373 million, or $1.37 per share, compared with net income of $154 million, or $0.57 per share, in the second quarter of fiscal year 2004.

     Items affecting comparability for second quarter of 2005 included:

•	Net restructuring charges of $(0.02) per share.

•	$0.01 per share income on discontinued operations.

     Items affecting comparability for second quarter of 2004 included:

•	Net restructuring charges of $(0.12) per share.

•	A $(0.01) per share loss on discontinued operations and related restructuring.

The company’s first-half fiscal year 2005 net income was $333 million, or $1.23 per share, compared with net income of $57 million, or $0.21 per share, for the same period in 2004.

     Items affecting comparability for the first half of fiscal year 2005 included:

•	A $(0.67) per share charge associated with certain liabilities in connection with the Solutia bankruptcy (“Solutia-related charge”).

•	A $0.39 per share tax benefit ($0.32 in discontinued operations and $0.07 in continuing operations) as a result of the loss incurred on the European wheat and barley business.

•	Net restructuring charges of $(0.03) per share.

•	$0.01 per share income on discontinued operations.

     Items affecting comparability for the first half of fiscal year 2004 included:

•	Net restructuring charges of $(0.19) per share.

•	A $(0.08) per share loss on discontinued operations and related restructuring.

•	Write-off of goodwill associated with the global wheat business of $(0.26) per share.

Operating costs: Research-and-development (R&D) expenses were slightly higher at $127 million for the second quarter. For the first half of fiscal year 2005, R&D expenses were 7 percent higher at $258 million, driven by the write-off of in-process R&D costs associated with the acquisition of the North American canola seed businesses of Advanta Seeds, as well as the acquisition of Channel Bio Corp. by Monsanto’s American Seeds, Inc. subsidiary.

Selling, general and administrative (SG&A) expenses for second quarter 2005 were $303 million, compared to $272 million in the second quarter of 2004. For the first half of fiscal year 2005, SG&A expenses were $559 million, compared to $544 million in the same period in 2004. However, for the quarter and the first half, SG&A as a percent of net sales decreased versus the comparable prior periods. For the second quarter of fiscal year 2005, SG&A as a percent of sales was 16 percent. For the first half, SG&A as a percent of sales was 19 percent.

Cash flow: Year-to-date 2005 net cash provided by operations was $453 million, compared with $217 million through the first half of fiscal year 2004. Net cash provided (required) by investing activities was $47 million through the first half of the fiscal year 2005, and $(146) million for the same period in 2004. As a result, year-to-date free cash flow increased from $71 million in the first half of 2004 to $500 million in this year’s first half. Free cash flow in the first half of fiscal year 2004 was affected by payments of $400 million related to the Solutia PCB litigation settlement. Additionally, the increase in free cash flow for the first half of fiscal year 2005 resulted from the timing of maturities of short-term investments, which was somewhat offset by Monsanto’s seed acquisitions. (For a reconciliation of free cash flow, see note 1.)

Seeds and Genomics Segment Detail

				Six	Six
Net Sales	Second	Second	%	Months	Months	%
($ in millions)	Quarter 2005	Quarter 2004	Change	2005	2004	Change

Corn seed and traits	$646	$488	32%	$874	$677	29%

Soybean seed and traits	$443	$316	40%	$623	$489	27%

All other crops seeds and traits	$92	$70	31%	$153	$101	51%

TOTAL Seeds and Genomics	$1,181	$874	35%	$1,650	$1,267	30%

The Seeds and Genomics segment consists of the global seeds and related trait business, and genetic technology platforms.

Second-quarter 2005 net sales of $1,181 million for the Seeds and Genomics segment were more than one-third higher than sales of $874 million recorded in the second quarter of fiscal year 2004. This improvement was largely driven by increased revenues in both corn seed and traits and soybean seed and traits. Corn seed and traits increased 32 percent in the quarter-over-quarter comparison, reflecting higher corn seed and trait sales in the United States and corn seed sales in Europe. Soybean seed and traits net sales increased 40 percent, primarily driven by higher revenues for soybean traits in the United States.

For the first half of fiscal year 2005, the Seeds and Genomics segment recorded an increase in sales of 30 percent to approximately $1.7 billion, driven by the increased revenues in the corn seeds and traits and soybean seeds and traits businesses.

EBIT (net income (loss) before interest and taxes) for the Seeds and Genomics segment increased 240 percent, or $358 million, in the first half of fiscal year 2005, compared with the first half of 2004. The improvement in EBIT for the first half of 2005 was driven primarily by increased revenue for traits, which reflects increased penetration, pricing flexibility and the value of stacking more than one trait in a single seed. (For a reconciliation of EBIT, see note 1.)

Agricultural Productivity Segment Detail

				Six	Six
Net Sales	Second	Second	%	Months	Months	%
($ in millions)	Quarter 2005	Quarter 2004	Change	2005	2004	Change

Roundup and other glyphosate-based agricultural herbicides	$481	$371	30%	$919	$807	14%

All other agricultural productivity products	$247	$253	(2)%	$416	$447	(7)%

TOTAL Agricultural Productivity	$728	$624	17%	$1,335	$1,254	6%

The Agricultural Productivity segment consists primarily of crop protection products, the lawn-and-garden herbicide products, and the company’s animal agricultural businesses.

Net sales in the Agricultural Productivity segment for the quarter improved by 17 percent, driven by increased net sales of Roundup and other glyphosate-based herbicides in all major world areas. For the quarter, overall sales of Roundup and other glyphosate-based herbicides increased, with increased sales of branded Roundup herbicide in all major world areas outside of the United States. Additionally, sales of non-branded glyphosate-based herbicides also contributed to the quarterly sales increase. The increase in sales for Roundup and other glyphosate-based herbicides was offset by a slight decline in revenues from all other agricultural products, which decreased 2 percent in second quarter fiscal year 2005.

Compared with the first half of fiscal year 2004, the Agricultural Productivity segment recorded a slight increase in sales of 6 percent in the first half of fiscal year 2005, driven by increased revenues for Roundup and other glyphosate-based herbicides. Sales of branded Roundup herbicide were down modestly for the first half of the fiscal year as higher sales outside the United States were offset by decreased U.S. sales due to lower pricing. For the first half of fiscal year 2005, higher non-branded glyphosate sales also contributed to the overall increase in sales.

EBIT for the Agricultural Productivity segment decreased $189 million in the first half of fiscal year 2005, compared with the first half of 2004. The decrease in EBIT for the first half of 2005 was driven primarily by the Solutia-related charge, which was somewhat offset by lower operating expenses and improved sales of Roundup and other glyphosate-based herbicides. (For a reconciliation of EBIT, see note 1.)

Outlook Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:

“Following the acquisitions of Seminis and Emergent, our focus is on the task of execution and acceleration as we look to build on the positive momentum in our seeds and traits business. We continue to remain focused and disciplined, but we’re also more comfortable that our performance to date will allow us to reach the growth targets we’ve established for this year and successive years.”

2005 Earnings and Free Cash Flow Outlook:

On March 29, Monsanto provided updated EPS guidance for fiscal year 2005, with EPS on an ongoing business basis expected to be in the range of $2.00 to $2.05. The ongoing EPS guidance excludes estimated in-process R&D and other purchase accounting adjustments of $0.78 to $0.85 per share, the $0.67 per-share Solutia-related charge, the tax benefit of $0.39 per share as a result of the loss incurred on the European wheat and barley business, a $0.03 per-share charge for restructuring, and $0.01 per share income on discontinued operations. On an as-reported basis, Monsanto expects EPS to be in the range of $0.85 to $0.97. (For a reconciliation of ongoing EPS, see note 1.) Previously, Monsanto provided updated EPS guidance for fiscal year 2005, with EPS on an ongoing business basis expected to be toward the upper end of the $1.85 to $2.00 range, or in the range of $0.71 to $0.93 on an as-reported basis.

Monsanto expects cash from operations to be $1.2 billion. Including free cash to be used for the Seminis and Emergent purchases, the company expects net cash required by investing activities to be $2.1 billion. As a result, the company expects free cash flow to be negative $900 million for the fiscal year. (For a reconciliation of free cash flow, see note 1.)

Other Items of Note:

On April 5, Monsanto announced completed the acquisition of Emergent Genetics’ cotton business. Emergent will be integrated into Monsanto’s existing commercial operations.

On April 5, Monsanto announced that it signed a non-binding letter of intent to sell its Enviro-Chem unit to the management of this subsidiary in a management buyout. The parties are currently working on a definitive agreement for the transaction, which is targeted to close by the end of Monsanto’s 2005 fiscal year.

On March 24, Brazil’s President Luiz Inacio Lula da Silva signed a biosafety bill into law which establishes the regulatory process for the approval of biotech crops. This law demonstrates that Brazil supports a science-based regulatory system and is another indication of the growing acceptance of biotechnology around the world.

On March 24, Monsanto announced it had acquired selected agricultural assets of Icoria Inc. for $6.75 million in cash, installment and milestone payments, plus additional considerations. Monsanto acquired assets related to functional genomics and transgenic applications, which will be used in Monsanto’s discovery program.

On March 23, Monsanto and the University of Nebraska-Lincoln signed an exclusive licensing agreement to develop crops tolerant to the broadleaf herbicide dicamba.

On March 18, Brazil’s regulatory body, the National Commission for Biosafety, approved Monsanto’s Bollgard insect-protected cotton.

On March 15, Monsanto announced it obtained U.S. regulatory clearance for its next-generation cotton technology, Roundup Ready Flex cotton. The U.S. regulatory clearance represents an important step forward toward the anticipated commercial launch for the 2006 growing season. Regulatory clearances in other key production and export countries are anticipated later this fiscal year.

On March 14, Monsanto announced a new collaborative relationship with Modular Genetics Inc. (MGI) to advance Monsanto’s protein optimization platform. Monsanto gains an exclusive license to MGI’s platform for use in agricultural applications. Applying this platform, Monsanto will be able to accelerate its ability to identify and develop new traits for platforms like agronomic traits, enhanced nutritional content and improved yield properties.

On March 1, Monsanto’s American Seeds, Inc. subsidiary announced it added NC+ Hybrids, Inc. to its family of regional brands established to help serve farmer-customers with a technology-rich, locally-oriented business model.

Supplemental data to this news release, including slides that accompany the company’s financial results conference call, are found at www.monsanto.com. To access this supplemental information, please go to the Investor Information section of the web site.

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.

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Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are “forward-looking statements,” such forward-looking statements may include as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, currency impact, business and financial plans, the outcome of contingencies and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: the company’s exposure to various contingencies, including those related to Solutia Inc., litigation, intellectual property, regulatory compliance (including seed quality), environmental contamination and antitrust; successful completion and operation of recent and proposed acquisitions; fluctuations in exchange rates and other developments related to foreign currencies and economies; increased generic and branded competition for the company’s Roundup herbicide; the accuracy of the company’s estimates and projections, for example, those with respect to product returns and grower use of the company’s products and related distribution inventory levels; the effect of weather conditions and commodity markets on the agriculture business; the success of the company’s research and development activities and the speed with which regulatory authorizations and product launches may be achieved; domestic and foreign social, legal and political developments, especially those relating to agricultural products developed through biotechnology; the company’s ability to successfully market new and existing products in new and existing domestic and international markets; the company’s ability to obtain payment for the products that it sells; the company’s ability to achieve and maintain protection for its intellectual property; the company’s ability to fund its short-term financing needs; and other risks and factors detailed in the company’s filings with the U.S. Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to revise or update any forward-looking statements or any of the factors that may affect actual results, whether as a result of new information, future events or otherwise.

Notes to editors: Roundup, Bollgard and Roundup Ready are registered trademarks owned by Monsanto Company and its wholly owned subsidiaries.

Unless otherwise indicated, references to “Roundup and other glyphosate-based herbicides” mean both branded and non-branded glyphosate-based herbicides, excluding all lawn-and-garden herbicide products.

Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
Condensed Statement of Consolidated Operations	Feb. 28, 2005	Feb. 29, 2004	Feb. 28, 2005	Feb. 29, 2004

Net Sales	$1,909	$1,498	$2,985	$2,521
Cost of Goods Sold	893	755	1,474	1,317

Gross Profit	1,016	743	1,511	1,204
Operating Expenses:
Selling, General and Administrative Expenses	303	272	559	544
Bad-Debt Expense	11	22	21	40
Research and Development Expenses	127	125	258	241
Impairment of Goodwill	—	—	—	69
Restructuring Charges – Net	7	28	8	57

Total Operating Expenses	448	447	846	951
Income From Operations	568	296	665	253
Interest Expense – Net	15	15	35	32
Solutia-Related Expenses	9	14	293	14
Other Expense – Net	19	23	42	48

Income From Continuing Operations Before Income Taxes	525	244	295	159
Income Tax Provision	154	88	50	82

Income From Continuing Operations	371	156	245	77
Discontinued Operations:
Income (Loss) From Operations of Discontinued Businesses	2	(3)	2	(28)
Income Tax Benefit	—	(1)	(86)	(8)

Income (Loss) on Discontinued Operations	2	(2)	88	(20)

Net Income	$373	$154	$333	$57

EBIT (1)	$542	$256	$332	$163

Basic Earnings (Loss) Per Share:
Income From Continuing Operations	$1.39	$0.59	$0.92	$0.29
Income (Loss) on Discontinued Operations	0.01	(0.01)	0.33	(0.07)

Net Income	$1.40	$0.58	$1.25	$0.22

Diluted Earnings (Loss) Per Share:
Income From Continuing Operations	$1.36	$0.58	$0.90	$0.29
Income (Loss) on Discontinued Operations	0.01	(0.01)	0.33	(0.08)

Net Income	$1.37	$0.57	$1.23	$0.21

Weighted Average Shares Outstanding:
Basic Shares	266.5	264.3	265.6	263.2
Diluted Shares	272.9	268.8	271.3	267.4

Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

	As of	As of
Condensed Statement of Consolidated Financial Position	Feb. 28, 2005	Aug. 31, 2004

Assets
Current Assets:
Cash and Cash Equivalents	$1,096	$1,037
Short-Term Investments	—	300
Trade Receivables – Net of Allowances of $259 and $250, respectively	1,913	1,663
Miscellaneous Receivables	368	316
Deferred Tax Assets	366	397
Inventories	1,379	1,154
Assets of Discontinued Operations	67	—
Other Current Assets	87	64

Total Current Assets	5,276	4,931

Property, Plant and Equipment – Net	2,057	2,087
Goodwill – Net	869	720
Other Intangible Assets – Net	446	454
Other Assets	1,195	972

Total Assets	$9,843	$9,164

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt	$99	$433
Accounts Payable	360	326
Income Taxes Payable	172	122
Accrued Marketing Programs	264	419
Deferred Revenues	237	16
Grower Accruals	48	1
Liabilities of Discontinued Operations	37	—
Miscellaneous Short-Term Accruals	593	577

Total Current Liabilities	1,810	1,894

Long-Term Debt	1,062	1,075
Postretirement Liabilities	665	687
Solutia-Related Reserve	202	—
Other Liabilities	274	250
Shareowners’ Equity	5,830	5,258

Total Liabilities and Shareowners’ Equity	$9,843	$9,164

Debt to Capital Ratio:	17%	22%

Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

	Six Months Ended	Six Months Ended
Statement of Consolidated Cash Flows	Feb. 28, 2005	Feb. 29, 2004

Operating Activities:
Net Income	$333	$57
Adjustments to reconcile cash provided (required) by operations:
Items that did not require (provide) cash:
Depreciation and amortization expense	221	228
Impairment of goodwill	—	69
Impairment of assets included in discontinued operations	—	29
Bad-debt expense	21	40
Noncash restructuring	7	32
Deferred income taxes	(143)	246
Gain on disposal of investments and property – net	(5)	(5)
Equity affiliate expense – net	15	20
Solutia-related charge	284	—
Other items that did not require cash	38	19
Changes in assets and liabilities that provided (required) cash, net of acquisitions:
Trade receivables	65	478
Inventories	(157)	(79)
Accounts payable and accrued liabilities	(163)	(400)
PCB litigation settlement insurance proceeds (payments)	4	(400)
Solutia-related reserve	(29)	—
Pension contributions	(60)	(150)
Other Items	22	33

Net Cash Provided by Operations	453	217

Cash Flows Provided (Required) by Investing Activities:
Purchases of short-term investments	—	(250)
Maturities of short-term investments	300	230
Acquisitions of businesses, net of cash acquired	(173)	—
Technology and other investments	(20)	(33)
Capital expenditures	(83)	(103)
Other investment and property disposal proceeds	23	10

Net Cash Provided (Required) by Investing Activities	47	(146)

Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	(95)	(49)
Short-term debt proceeds	5	5
Short-term debt reductions	(15)	(10)
Long-term debt proceeds	11	101
Long-term debt reductions	(278)	(43)
Payments on other financing	(3)	(3)
Treasury stock purchases	(74)	(106)
Stock option exercises	92	119
Dividend payments	(84)	(68)

Net Cash Required by Financing Activities	(441)	(54)

Net Increase in Cash and Cash Equivalents	59	17
Cash and Cash Equivalents at Beginning of Period	1,037	281

Cash and Cash Equivalents at End of Period	$1,096	$298

Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

1.	EBIT, Ongoing EPS, and Free Cash Flow: The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income: EBIT is defined as net income (loss) before interest and taxes. The following table reconciles EBIT to the most directly comparable financial measure, which is net income.

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
Total Monsanto Company and Subsidiaries:	Feb. 28, 2005	Feb. 29, 2004	Feb. 28, 2005	Feb. 29, 2004

EBIT – Seeds and Genomics Segment	$492	$273	$507	$149
EBIT – Agricultural Productivity Segment	50	(17)	(175)	14

EBIT – Total Monsanto Company and Subsidiaries	542	256	332	163
Interest Expense – Net	15	15	35	32
Income Tax Provision (Benefit)(1)	154	87	(36)	74

Net Income	$373	$154	$333	$57

(1)	Includes the income tax provision from continuing operations and the income tax benefit from discontinued operations.

Reconciliation of EPS to Ongoing EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year	Three Months	Three Months	Six	Six
	2005	Ended	Ended	Months Ended	Months Ended
Total Monsanto Company and Subsidiaries:	Target	Feb. 28, 2005	Feb. 29, 2004	Feb. 28, 2005	Feb. 29, 2004
Diluted Earnings per Share	$0.85 - $0.97	$1.37	$0.57	$1.23	$0.21
Estimated In-Process R&D and Other Purchase Accounting Adjustments	0.78 - 0.85
Solutia-Related Charge	0.67	—	—	0.67	—
Tax Benefit on Loss from European Wheat and Barley Business	(0.39)	—	—	(0.39)	—
Restructuring Charges — Net	0.03	0.02	0.12	0.03	0.19
(Income) Loss on Discontinued Operations and Related Restructuring	(0.01)	(0.01)	0.01	(0.01)	0.08
Impairment of Goodwill	—	—	—	—	0.26

Diluted Earnings per Share from Ongoing Operations	$2.00 - $2.05	$1.38	$0.70	$1.53	$0.74

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operations and investing activities, as reflected in Monsanto’s Statement of Consolidated Cash Flows presented in this release. With respect to the projected free cash flow guidance provided under the caption “2005 Earnings and Free Cash Flow Outlook,” Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year	Six Months	Six Months
	2005	Ended	Ended
Total Monsanto Company and Subsidiaries:	Target	Feb. 28, 2005	Feb. 29, 2004

Net Cash Provided by Operations	$1,200	$453	$217
Net Cash Provided (Required) by Investing Activities	(2,100)	47	(146)

Free Cash Flow	$(900)	$500	$71
Net Cash Required by Financing Activities	N/A	(441)	(54)

Net Increase in Cash and Cash Equivalents	N/A	$59	$17
Cash and Cash Equivalents at Beginning of Period	N/A	1,037	281

Cash and Cash Equivalents at End of Period	N/A	$1,096	$298

2.	Restructuring: In October 2003, Monsanto announced plans to continue to reduce the costs associated with its agricultural chemistry business as that segment matures globally. These plans included: (1) reducing costs associated with the company’s Roundup herbicide business; (2) exiting the European breeding and seed business for wheat and barley; and (3) discontinuing the plant-made pharmaceuticals program. In fiscal year 2004, total charges related to these actions were $105 million aftertax. Additionally, the plans included the impairment of goodwill in the global wheat business of $69 million. In fiscal year 2005, the company incurred charges of $8 million pretax ($7 million aftertax) to complete the restructuring actions under this plan. No further actions are planned in 2005.

Activities related to the restructuring plan items were recorded in the Condensed Statement of Consolidated Operations in the following categories:

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
Total Monsanto Company and Subsidiaries:	Feb. 28, 2005	Feb. 29, 2004	Feb. 28, 2005	Feb. 29, 2004

Cost of Goods Sold	$—	$(17)	$—	$(17)
Impairment of Goodwill	—	—	—	(69)
Restructuring Charges – Net(1,2)	(7)	(28)	(8)	(57)

Loss From Continuing Operations Before Income Taxes	(7)	(45)	(8)	(143)
Income Tax Benefit	1	13	21	24

Income (Loss) From Continuing Operations	(6)	(32)	13	(119)
Loss From Operations of Discontinued Businesses	—	(1)	—	(34)
Income Tax Benefit	—	1	—	10

Loss On Discontinued Operations	—	—	—	(24)

Net Income (Loss)	$(6)	$(32)	$13	$(95)

(1)	The $8 million of restructuring charges for the six months ended Feb. 28, 2005, was split by segment as follows: $7 million in the Seeds and Genomics segment (recorded in the three months ended Feb. 28, 2005) and $1 million in the Agricultural Productivity segment.

(2)	The restructuring charges for the three months and six months ended Feb. 29, 2004, were offset by prior-plan restructuring reversals of $1 million and $2 million, respectively.

In first quarter 2005, Monsanto recorded a deferred tax benefit of $106 million, of which $20 million was recorded in continuing operations, and the remaining $86 million was recorded in discontinued operations. The $20 million tax benefit recorded in continuing operations is related to the impairment of goodwill in the global wheat business as part of the fiscal year 2004 restructuring plan and thus is included in the table above. The tax benefit of $86 million recorded in discontinued operations was primarily related to the goodwill impairment loss at the date of adoption of SFAS 142, Goodwill and Other Intangible Assets (SFAS 142), on Jan. 1, 2002, and thus is not reflected in the table above. Upon adoption of SFAS 142, the goodwill impairment was recorded as a cumulative effect of a change in accounting principle, and the impairment for the wheat reporting unit was primarily related to the discontinued European wheat and barley business.

3.	Depreciation and Amortization: The following table displays the depreciation and amortization expense by segment for the three months and six months ended Feb. 28, 2005, and Feb. 29, 2004:

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
Depreciation and Amortization Expense	Feb. 28, 2005	Feb. 29, 2004	Feb. 28, 2005	Feb. 29, 2004

Seeds and Genomics(1)	$65	$70	$128	$135
Agricultural Productivity	47	44	93	93

Total Monsanto	$112	$114	$221	$228

(1)	Does not include the $69 million impairment of goodwill in the first half of fiscal year 2004.